Exhibit 99.1

TOR Minerals Announces Expense Reduction Measures

CORPUS CHRISTI, Texas, January 20, 2006  TOR Minerals International (Nasdaq: TORM) announced today that it has implemented a number of expense reduction measures, including the elimination of manufacturing positions in The Netherlands, other selective workforce reductions in The Netherlands and the United States, and a significant curtailment of various discretionary expenses.  The company said that these reductions total over $1 million.  In addition, the company said that it is now realizing improved manufacturing efficiencies at its Corpus Christi facility yielding savings in natural gas usage, labor costs, and reduced repair and maintenance costs.

The company added that, based on current business projections, it expects that cash flow from operations and liquidity will be positive in 2006.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051